UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 21, 2016
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8641 (Commission File Number)	82-0109423 (IRS Employer Identification No.)

104 S. Michigan Avenue
Suite 900
Chicago, Illinois 60603
(Address of Principal Executive Offices)
(312) 489-5800
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Keagan J. Kerr, Senior Vice President, Corporate Affairs and Human Resources of Coeur Mining, Inc. (the “Company”) resigned from the Company.

In connection therewith, Mr. Kerr entered into a Separation and Release of Claims Agreement with the Company (the “Agreement”), on January 21, 2016, pursuant to which Mr. Kerr’s employment with the Company will terminate effective January 31, 2016 (the “Separation Date”). The Agreement contains customary post-termination restrictive covenants and a release of claims against the Company.

Pursuant to the Agreement, on or prior to January 29, 2016, Mr. Kerr will receive a one-time cash payment of $143,925 less applicable withholdings, an amount equivalent to the amount Mr. Kerr would have received for 2015 under the Company’s Annual Incentive Plan had he not resigned. In addition, Mr. Kerr and his family will be entitled to COBRA coverage for up to 4 months following the Separation Date, payable by Company. Beginning on the Separation Date, the Company also will engage Mr. Kerr as a consultant at a monthly rate of $23,750 for up to four months following the Separation Date.
Item 9.01.    Financial Statements and Exhibits.
(d)    List of Exhibits

Exhibit No.	Description
Exhibit 10.1	Separation and Release of Claims Agreement dated January 21, 2016, between Coeur Mining, Inc. and Keagan J. Kerr.*
Exhibit 10.2	Professional Services Agreement effective February 1, 2016, between Coeur Mining, Inc. and Keagan J. Kerr.*
* Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

Date: January 22, 2016	By: /s/ Casey M. Nault
Name: Casey M. Nault Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Separation and Release of Claims Agreement dated January 21, 2016, between Coeur Mining, Inc. and Keagan J. Kerr.*
Exhibit 10.2	Professional Services Agreement effective February 1, 2016, between Coeur Mining, Inc. and Keagan J. Kerr.*
* Management contract or compensatory plan or arrangement.